Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

EXECUTION COPY

CLINICAL DEVELOPMENT AND LICENSE AGREEMENT

THIS CLINICAL DEVELOPMENT AND LICENSE AGREEMENT dated as of July 14, 2005 (the “Effective Date”), among Clinical Development Capital LLC (“CDC”), a limited liability company organized under the laws of the State of Delaware, having a business address at 47 Hulfish Street, Suite 310, Princeton, NJ 08542, BioDelivery Sciences International, Inc. (“BioDelivery”), a corporation organized under the laws of the State of Delaware, having a business address at 2501 Aerial Center Parkway, Suite 205, Morrisville, NC 27560, and Arius Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of BioDelivery (“Subsidiary”, and together with BioDelivery, the “Company”). CDC and Company are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

WHEREAS, Company is developing the compound currently identified as fentanyl in conjunction with the BEMA Technology;

WHEREAS, Company and CDC would like to set forth the terms and conditions pursuant to which CDC shall invest in the development of the Product and, in return, upon approval of the Product by the FDA and subsequent commercialization of the Product, Company shall pay to CDC a milestone and royalties on sales of the Product, respectively; and

WHEREAS, simultaneously with entering into this Agreement and as a condition of entering into this Agreement, BioDelivery shall grant CDC the Warrant.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Act” means both the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under the foregoing.

1.2 “Actual Trial Participants” has the meaning set forth in Section 6.4.1(a).

1.3 “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

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1.4 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.5 “Approval” means the approval by the relevant Governmental Authority required for the initial launch, marketing and sale of the Product.

1.6 “Atrix” means Atrix Laboratories, Inc., a Delaware corporation.

1.7 “Atrix License” means that certain License Agreement dated May 27, 2004 attached hereto as Schedule 1.7, as the same may be amended from time to time.

1.8 “Average Selling Price” means, in any particular calendar year, the average “red book” list price of a pharmaceutical product.

1.9 “BEMA” or “BEMA Technology” means the Know-How and Patent Rights licensed to Company pursuant to the Atrix License.

1.10 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized by Law to remain closed.

1.11 “CDC Development Expenses” means all out of pocket costs incurred by CDC in connection with its participation in the Development Program or otherwise in carrying out its obligations under this Agreement, not to exceed Ten Thousand ($10,000.00) Dollars in any twelve month period beginning with the Effective Date; but excluding all legal and other costs and expenses incurred under Section 11.8.

1.12 “CDC Indemnified Parties” has the meaning set forth in Section 9.1.

1.13 “cGMP” means the current Good Manufacturing Practices regulations promulgated by the FDA under the Act as of the time of manufacture of the applicable Products, all as amended from time to time and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.14 “Change of Control” shall mean a (a) change in ownership or control of a Party effected through any of the following transactions: (i) a merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined

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voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction, (ii) any transfer or other disposition of all or substantially all of such Party’s assets, (iii) the acquisition, directly or indirectly by any person or related group of persons (other than such Party or a person that directly or indirectly controls, is controlled by, or is under common control with, such Party), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of such Party’s outstanding securities or (b) a change in the power to direct or cause the direction of the management and policies of a Party, directly or indirectly, whether through ownership of voting securities or by contract or otherwise.

1.15 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands, including any losses incurred by a Party as a direct result of any such matters.

1.16 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts which would be used by that Party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources expended by comparable small cap biotechnology companies with respect to a product or potential product at a similar stage in its development or product life, taking into account product labeling, market potential, medical and clinical considerations, the regulatory environment, financing environment, patent and other proprietary position and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

1.17 “Commitment” means the aggregate of the Upfront Fees and Periodic Payments payable by CDC to Company pursuant to the terms hereof; provided, however, that in no event shall the Commitment exceed the aggregate Development Costs.

1.18 “Commitment Contingency” means: (i) the development of a final formulation of the Product with acceptable pharmacokinetic and safety properties, in particular, low inter- patient variability and a profile indicating bioequivalence to ACTIQ® (generally determined by (A) meeting the FDA’s requirement for showing bioequivalence (i.e., 80% to 125% of Cmax and AUC) and (B) showing no greater inter patient variability compared to Actiq by measurement of Cmax and AUC); (ii) the Company shall have delivered to the FDA and CDC (A) a report confirming acceptability of the synthesis steps, physicochemical characteristics and impurity profile for each API selected by the Company, and (B) complete CMC documentation describing changes in the Product formulation and scientific justification for such changes in the formulation components selected by the Company for its Phase III studies; (iii) the initiation (first patient treated) of a Phase III Clinical Trial by the Company on or prior to February 28, 2006; (iv) the Company shall have (A) obtained a binding and enforceable license to any Patents and other related Know-How owned, Controlled by or licensed by any third party which may impact the method of making, use or sale of the Product, the terms and condition of which license (including the scope, term and consideration with respect to such license) shall be in a form and substance satisfactory to CDC in its sole and absolute discretion; or (B) entered into a binding and enforceable agreement which would preclude any third party from enforcing Patents against the Company or its successors, assigns and sublicensees in connection with the use,

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manufacture and sale of Product; (v) the Company shall have entered into supply agreements for both clinical and commercial supply of the Product, pursuant to terms and conditions which shall be satisfactory in both form and substance to CDC, in its sole and absolute discretion, and (vi) the Company and Subsidiary shall have entered into a Security Agreement substantially in the form attached hereto as Schedule 1.18, and CDC shall have obtained a valid and enforceable first priority lien on all assets related to the Product, and all third parties shall have released any and all liens on assets related to the Product (provided, however, that the liens in favor of Laurus Master Fund, Ltd. shall only be required to be subordinated to the lien of CDC rather than released) in accordance with terms and conditions satisfactory to CDC, and CDC shall have obtained a legal opinion from Company counsel to such effect.

1.19 “Company Agreements” has the meaning set forth in Section 8.2.16.

1.20 “Company Intellectual Property” means Company Know-How and Company Patent Rights, collectively.

1.21 “Company Know-How” means any Know-How with respect to the Product that either (a) is Controlled by Company on the Effective Date, or (b) comes within Company’s Control during the term of this Agreement, including, without limitation, the BEMA Technology.

1.22 “Company Patent Rights” means the Patent Rights Controlled by the Company to the extent that they cover Company Know-How, Compound or Product, including without limitation the Patent Rights set forth in Schedule 1.22.

1.23 “Competing Product” means any transmucosal formulation of fentanyl which has obtained Approval in an indication for the treatment of break through cancer pain management; provided, however, that a Competing Product shall not include a generic formulation of ACTIQ®, sugar-free ACTIQ® or OraVescent®.

1.24 “Compound” means fentanyl including without limitation metabolites or prodrugs thereof, and any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing.

1.25 “Confidential Information” has the meaning set forth in Section 7.2.

1.26 “Control” means, when used in reference to intellectual property, the possession of the ability to grant a license or sublicense as provided for herein without (i) requiring the consent of a third party or (ii) violating the terms of any agreement or other arrangement with any third party.

1.27 “Debarred Entity” has the meaning set forth in Section 8.2.14.

1.28 “Development Budget” means a budget to complete the development activities set forth in the Development Program.

1.29 “Development Committee” has the meaning set forth in Section 2.1.

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1.30 “Development Costs” means the costs set forth in the Development Budget in relation to the development of Products in order to obtain Approval of the NDA, or other costs incurred by Company in connection with obtaining Approval of the NDA, including without limitation, direct and indirect Out-of-Pocket Costs and direct and indirect internal costs and capital expenditures related to clinical trial requirements, including without limitation such costs associated with manufacturing clinical drug substances, process development, project management, data analysis, preparation and filing of an NDA for the Product and studies needed to obtain Approval of the NDA. The term “Development Costs” shall also include all CDC Development Expenses.

1.31 “Development Program” means the clinical program and studies and associated support activities to be conducted by or on behalf of Company to obtain and/or maintain Approval, including, without limitation, Approval from the FDA, such program, studies and activities being more fully described in the Development Program. The Development Program shall be set forth in Schedule 1.31 and contain a list and description of clinical studies activities, timelines for the performance of Product studies in support of the development activities for Product and the Development Budget.

1.32 “Development Program Termination” has the meaning set forth in Section 10.4.1.

1.33 “Development Term” means the period of time from the commencement of the Development Program until the earlier of (a) the payment by Company of the Approval Milestone, or (b) the Trigger Date.

1.34 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35 “First Tier Royalty” has the meaning set forth in Section 1.35.

1.36 “Funding Termination Event” shall mean the occurrence of any of the following:

(a) a drug safety monitoring board or safety officer of the Company recommends stopping a clinical trial or the Development Program, including, without limitation as a result of the occurrence of an Adverse Drug Experience with respect to the Product;

(b) If the Company does an interim analysis of the Phase III Clinical Trial, then either (i) it is determined in good faith by a drug safety monitoring board that in order to achieve statistical significance for the planned endpoints of such clinical trial, the clinical trial will require an increase in the patient pool participating in such clinical trial by ten percent (10%) or more over the number of patients originally projected to take part in such clinical trial (as set forth in the Development Program), and the resulting increase in the patient pool is reasonably likely to extend the planned completion of the clinical trial by more than six (6) months; or (ii) CDC reasonably determines that the data generated to date under such Phase III Clinical Trial would not support approval of an NDA for the Product;

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(c) the FDA or other Governmental Authority recommends stopping a clinical trial or the Development Program or otherwise places a clinical hold or prohibition on a clinical trial or the Development Program; or

(d) Company becomes insolvent or it is reasonably determined by CDC that the Company does not have sufficient funds to continue the planned Development Program despite the financing provided by CDC hereunder.

1.37 “GAAP” means US generally accepted accounting principles.

1.38 “GCP” means the scientifically recognized Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.39 “Governmental Authority” means any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof or (c) any supranational body.

1.40 “Know-How” means any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data (including all pre-clinical and clinical data), inventions, discoveries, works of authorship, compounds and biological materials.

1.41 “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.42 “Litigation Conditions” has the meaning set forth in Section 9.2.2.

1.43 “Milestone” has the meaning set forth in Section 6.5.

1.44 “Minimum Royalty Commencement Date” means the earlier of (i) the first full calendar quarter following the one year anniversary of the first commercial sale of the Product anywhere in the world; and (ii) the first full calendar quarter following the eighteen (18) month anniversary of the Approval of the NDA.

1.45 “NDA” means a New Drug Application with respect to a Product filed with and accepted by the FDA including any supplements or amendments thereto.

1.46 “Net Sales” means the gross amounts billed or invoiced by Company and its Affiliates, sublicensees and distributors, and each of their successors and assigns, for sales of the Products throughout the world, less the following deductions to the extent included in the gross invoiced sales price:

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(a) bona fide discounts (including but not limited to cash discounts, trade discounts, quantity discounts, and prompt payment discounts), credits, rebates, refunds, allowances, cost of free goods, adjustments, rejections, recalls and returns, including rebates, refunds, allowances, or credits granted with respect thereto, and charge-back payments granted to managed health care organizations or to Governmental Authorities, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to wholesalers and chain and pharmacy buying groups, provided that such items relate to the Product and only the portion of such items related to the Product shall be deducted; and

(b) taxes, tariffs and similar obligations, duties or other governmental charges (other than income or corporation taxes) levied on, absorbed or otherwise imposed on sales of the Product;

If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, subject to deductions set forth in subparagraphs (a) and (b) above. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in such country. Notwithstanding the foregoing, amounts received by Company or its Affiliates, sublicensees or distributors for the sale of Products among Company and its Affiliates, sublicensees or distributors for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

Net Sales of a Combination Product (as defined below) shall be calculated as if the invoiced sales price for a Product included within the Combination Product is (i) the average sales price at which Company, its Affiliate, or a sublicensee or distributor thereof sells, in the calendar quarter of the applicable sale, the Product alone and not as a part of the Combination Product in the applicable country or, if the Product is not offered in a country except as part of the Combination Product, the average sales price at which the Product is sold alone across all countries in which such Product is sold, or (ii) to the extent the applicable Product has not been sold other than in a Combination Product, the amount reasonably specified between Company or its Affiliate, sublicensee, or distributor and any other party to an agreement regarding that Combination Product as the portion of the sales price attributable to the Product. In the event that Company includes a Product as part of a single bundled sale of separate products with separately stated prices, the Net Sales attributable to such Product shall be the higher of (i) the separately stated price stated for such Product sold in such bundled sale or (ii) the average price at which such Product is sold in the applicable country in a non-bundled sale or, if not sold in the applicable country in a non-bundled sale, the average price at which such Product is sold in a non-bundled sale across all countries in which such Product is sold. For purposes of this paragraph, “Combination Product” means a Product that is sold together with any other products and/or services at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Product).

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1.47 “Out-of-Pocket Costs” means costs and expenses paid to third parties by either Party.

1.48 “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.49 “Periodic Payments” has the meaning set forth in Section 6.4.1.

1.50 “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.51 “Phase III Clinical Trial” means a clinical trial conducted in accordance with the specifications determined in connection with the preparation of the Development Program and whose primary objective is to obtain a definitive evaluation of the therapeutic efficacy and safety of the Product in patients for the particular indication in question that is needed to evaluate the overall risk-benefit relationship of Product and to provide adequate basis for obtaining requisite regulatory approval(s) and product labeling, as more fully defined in 21 C.F.R. § 312.21(c).

1.52 Intentionally omitted.

1.53 “Product” means any product that contains the Compound either alone or in combination with one or more other substances.

1.54 “Program Data” has the meaning set forth in Section 5.1.

1.55 “Projected Trial Participants” has the meaning set forth in Section 6.4.1(a).

1.56 “Qualified Collaboration Partner” means a company which (i) has its own or controls a marketing and sales organization for pharmaceutical products or devices and (ii) has annual revenues from sales of pharmaceutical products similar to or related in any manner to the Product in the United States of at least One Hundred Million Dollars ($100,000,000) in the calendar year immediately preceding the year in which the transaction or event necessitating the determination is consummated.

1.57 “Second Tier Royalty” has the meaning set forth in Section 6.6.1(b).

1.58 “Shortfall Amount” has the meaning set forth in Section 6.6.1.

1.59 “Third Party Claim” has the meaning set forth in Section 9.2.1.

1.60 “Transaction Expenses” means any and all costs and expenses incurred by CDC in connection with: (i) the preparation of this Agreement and related documents; (ii) any and all due diligence related to this transaction; and (iii) all other costs and expenses incurred by CDC in

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connection with consummating the transactions contemplated herein; provided, however, such costs and expenses shall not exceed one hundred seventeen thousand five hundred dollars ($117,500) Dollars.

1.61 “Trigger Date” means the date of the earlier to occur of (i) a Development Program Termination or (ii) a Funding Termination Event.

1.62 “Upfront Amount” has the meaning set forth in Section 6.3.

1.63 “Warrant” means that certain Warrant, the form of which is attached hereto as Schedule 1.63, granted by BioDelivery to CDC for the purchase of Five Hundred Thousand (500,000) shares of Company’s common stock.

ARTICLE 2

DEVELOPMENT COMMITTEE

2.1 Committee. Within thirty (30) days following the Effective Date, CDC shall appoint one person and BioDelivery shall appoint one or more persons from their respective organizations to serve on a development committee (“Development Committee”). Each of CDC and BioDelivery may replace any or all of its representatives on the Development Committee at any time upon written notice to the other Party. The purpose of the Development Committee will be to facilitate an effective exchange of information from Company to CDC with respect to the development of the Product, filing of the NDA, the launch of the Product and such other purposes as agreed upon between the Parties, as well as to make decisions with respect to the Product and have overall responsibility for the matters set forth in Section 2.3. All decisions or other determinations of the Development Committee shall be made with the approval from at least one representative of each Party on the Development Committee, provided, however, in the event that the Parties are unable to agree on any decision or other determination, the Development Committee shall promptly refer the matter to the Chief Executive Officer of each Party for resolution. Each CEO shall exercise good faith efforts and the Parties shall work diligently to reach a mutually agreeable resolution of such issue. If for any reason, however, the Chief Executive Officers are unable to resolve the decision or other determination within ten (10) Business Days after notification of such issue, then neither Party shall have the sole right to make the final decision, and no action shall be taken with respect to such issue or other determination except as and to the extent agreed upon by the Parties or as specifically set forth in the Agreement or the Development Plan. Notwithstanding the foregoing, to the extent the parties are deadlocked for more than thirty (30) days following notification of each CEO of such issue (the “Resolution Period”), then: (i) to the extent such unresolved issue directly impacts the timing of the filing and Approval of the NDA, and (ii) provided Company is acting in good faith in resolving such issue, the April 30, 2008 deadline set forth in Section 6.6.2 shall be extended by the number of days such issue remains deadlocked beyond the Resolution Period. CDC shall be permitted to have observers attend each Development Committee meeting whether by phone or person.

2.2 Development Efforts. The Company will use Commercially Reasonable Efforts to execute the development of the Product in accordance with the Development Plan, as

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amended from time to time. Unanimous consent of the Parties (with consent of a Party’s designees to the Development Committee constituting consent by such Party) shall be required for any decision to (a) continue the Development Program in the event that a drug safety monitoring board or safety officer of the Company recommends stopping a clinical trial or the Development Program or (b) amend or modify the Development Plan (including, without limitation an amendment or modification which may reasonably be expected to materially impair, delay, result in the cessation of or otherwise materially effect, the development of the Product).

2.3 Responsibilities. The Development Committee shall be responsible for:

2.3.1 Managing, making decisions with respect to, and overseeing the development of the Products in accordance with the Development Program;

2.3.2 Decisions related to the life cycle management of, and intellectual property protection for, the Products;

2.3.3 Monitoring progress of all Product and associated support studies in accordance with the Development Program (including reviewing costs and activities against the Development Budget);

2.3.4 Facilitating the exchange of all development and regulatory information and data relating to all Product studies;

2.3.5 Proposing and overseeing a regulatory strategy and plan for obtaining Approvals for the Products; and

2.3.6 Have such other responsibilities as may be assigned to the Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

The obligation of the Parties to maintain a Development Committee shall terminate simultaneously with the expiration of the Development Term.

2.4 Meetings. During the Development Term, the Development Committee shall call meetings as reasonably requested by one of the Parties, but in no event less than quarterly. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall be held at the corporate offices of the Company or such other location as may be mutually agreed upon. Each Party may permit such visitors to such meetings as the Parties mutually agree; provided, however, that any such visitors (to the extent they are not employees of CDC) shall have executed confidentiality agreements, reasonably acceptable to Company.

2.5 Meeting Minutes. Minutes of all Development Committee meetings shall be prepared by Company and circulated to the Development Committee members no later than ten (10) Business Days after the meeting to which the minutes pertain by the secretary of the meeting. Such minutes shall include a brief summary of key discussion points, decisions made and a record of the rationale for the Parties’ positions on issues and provide a list of any issues

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yet to be resolved. The secretary of the meeting and chairperson of the Development Committee shall each sign and date the final minutes after incorporating any comments from the Development Committee members and after the minutes have been approved by a representative of each Party on the Development Committee.

ARTICLE 3

PRODUCT DEVELOPMENT; INTELLECTUAL PROPERTY

3.1 Development Diligence. Company shall use Commercially Reasonable Efforts to develop the Product in accordance with the terms of this Agreement and the Development Program, as amended from time to time in accordance with this Agreement. Company believes that the Development Budget shall be sufficient to fund all necessary studies and related activities necessary to obtain Approval.

3.2 Right to Observe Development Activities. Representatives from CDC shall be entitled to attend, on an observer basis, meetings of Company’s internal working groups responsible for the development of the Products. Company shall ensure that CDC’s authorized representatives may, during regular business hours, (a) examine and inspect Company’s facilities or, subject to any third party confidentiality restrictions or obligations, the facilities of any subcontractor or any investigator site used by Company in the performance of development of a Product, and (b) inspect and copy all data, documentation and work products relating to the Product activities performed by it or, subject to any third party confidentiality restrictions or obligations, the subcontractor or investigator site related to the Product, including, without limitation, the medical records of any patient participating in any clinical study related to the Product. This right to inspect and copy all data, documentation, and work products relating to a Product may be exercised at any time during the term of this Agreement (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable Law. Notwithstanding the foregoing, nothing herein shall be construed to grant CDC the right to access any data or information the disclosure of, or access to which would violate applicable Laws protecting the privacy of study subjects or confidentiality of study subject data or information or other third party confidential matters to which Company may not have access.

3.3 Right to Information Regarding Development Activities. Company shall periodically, and at least quarterly, provide CDC with comprehensive and complete reports regarding activities undertaken by or on behalf of Company with respect to the development of the Product, and specifically on activities and studies/trials undertaken by Company pursuant to the Development Program, including their progress, status and outcome as well as major findings and major decision points, as applicable, so as to keep CDC fully advised of Company’s development activities with respect to the Product. In addition to the quarterly reports, Company shall provide CDC with a monthly report as to the progress and status of the Development Program, including any reports produced by Company regarding the level of patient recruitment in the clinical trials conducted pursuant to the Development Program. In addition to the foregoing, Company shall provide CDC with monthly and quarterly financial and operational reports with respect to the development of the Product (including, without limitation, an analysis of any variances from the Development Budget).

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3.4 Intellectual Property. Company shall prepare, file, prosecute and maintain Patent Rights to cover Company inventions and Company Intellectual Property where such Patent Rights, Company inventions and Company Intellectual Property are owned by Company. Where such Patent Rights, Company inventions and Company Intellectual Property are not owned by Company, Company shall enforce its intellectual property rights in accordance with the terms of the instrument or agreement granting Company such rights. Company shall keep CDC informed of the status of each such Patent Right. Company shall give reasonable consideration to any suggestions or recommendations of CDC concerning the preparation, filing, prosecution and maintenance of any Company inventions. Although the Parties do not expect to generate intellectual property in connection with the Development Program, to the extent that intellectual property is generated, and the Development Committee, in its reasonable discretion determines that a formal patent filing is necessary or desirable to protect commercialization of the Product, Company shall prosecute and file patent claims to protect such intellectual property in accordance with its standard procedures. At the request of CDC, Company shall provide CDC with copies of the file histories of all Company Patent Rights and shall update such file histories promptly upon receipt of any additional communications from any patent offices and patent counsel or agents pertaining thereto. Company shall also provide CDC with copies of any material communications from any patent offices and patent counsel or agents pertaining to any Company Patent Rights. Company, at CDC’s request, shall file patent claims related to the Products or Compound proposed by CDC. The Parties shall cooperate reasonably in the prosecution of all Patent Rights under this Section 3.4 and shall share all material information relating thereto promptly after receipt of such information. If, during the term of this Agreement, Company intends to allow any Company Patent Rights owned by Company to expire or intends to otherwise abandon any Company Patent Rights owned by Company, Company shall notify CDC of such intention at least sixty (60) days prior to the date upon which such Company Patent Rights shall expire or be abandoned, and CDC shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.

3.5 Collaboration with Qualified Collaboration Partner. Company shall have the right to enter into a partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner with respect to the development of the Product hereunder, provided, however, that (i) prior to a Change of Control of either BioDelivery or Subsidiary, such Qualified Collaboration Partner shall be subject to the prior written approval of CDC which approval shall not be unreasonably withheld and (ii) from and after a Change of Control of either BioDelivery or Subsidiary, such Qualified Collaboration Partner shall be subject to the prior written approval of CDC in its sole discretion. Company shall provide a complete and un-redacted copy of any agreements or other understandings entered into with such Collaboration Partner promptly following the execution thereof. Notwithstanding the foregoing, as a condition to entering into such partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner, the Qualified Collaboration Partner shall expressly acknowledge to CDC than any such agreement shall be subject to the rights of CDC hereunder. In addition to the foregoing, CDC shall have access to all information and documentation that is generated or otherwise resides with the Collaboration Partner to the same extent Company would have access to such information or documentation under any such agreement.

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ARTICLE 4

CLINICAL AND REGULATORY MATTERS;

REPORTING AND INFORMATION SHARING

4.1 Regulatory Matters.

4.1.1 Executionary Lead. Company shall be responsible for ensuring compliance with all applicable Laws and regulatory requirements relating to the Product including, without limitation, (a) filing all NDAs and applications for Approvals and supporting documentation; (b) conducting clinical trials in accordance with GCP standards; (c) serving as the designated regulatory official for purposes of receiving communications from the FDA and other Governmental Authorities and responding thereto; (d) reporting any Adverse Drug Experiences to the appropriate Government Authority and (e) advertising, labeling, supplying and handling of the Product in accordance with all cGMP requirements and GCP standards.

4.1.2 Ownership. All NDAs and Approvals relating to the Products shall be the property of Company and held in the name of Company or its designated Affiliates or Qualified Collaboration Partner, subject to the terms and conditions set forth in the Atrix License.

4.2 Advice of Counsel. If a Party is advised by its counsel that it must communicate with any Governmental Authority relating to a matter under the Development Program, then such Party shall promptly, but in no event more than two (2) Business Days, advise the other Party of the same. With respect to communications that are not time sensitive or related to Product emergencies, Company shall provide CDC in advance with a copy of any proposed written communication with such Governmental Authority and comply with any and all reasonable requests of CDC concerning any meeting or written or oral communication with such Governmental Authority.

4.3 Meetings with Governmental Authority. Company shall notify CDC of any meetings, conferences and discussions scheduled with or requested by a Governmental Authority relating to a Product at least five (5) Business Days prior to the event (or such lesser time if an emergent meeting has been scheduled with less than five (5) Business Days’ notice). At all such meetings, conferences or discussions, CDC shall have the right to attend and participate either in person or by telephone to the extent permitted by the Governmental Authority. Through the Development Committee, whenever possible under the circumstances, Company and CDC shall agree in advance on the attendance list and objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences, and discussions with any Governmental Authority.

4.4 Inspections. Company shall promptly, but in no event more than two (2) Business Days after receipt of any inspections, proposed regulatory actions, investigations or requests by any Governmental Authority with respect to the Products, as well as any corrective actions initiated by Company with respect thereto, notify CDC in detail with respect thereto and will provide CDC with copies of all material related documentation. The parties shall cooperate to provide Governmental Authorities with access to, and copies of, any Program Data requested by such Governmental Authority.

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4.5 Government Communications.

4.5.1 Receipt of Correspondence. Company shall promptly and in accordance with applicable Law provide to CDC copies of any documents or correspondence received from any Governmental Authority, but in no event more than two (2) Business Days after such receipt, that pertains to the Products (including without limitation any minutes from a meeting with respect thereto). In addition, Company shall provide CDC with any documents or correspondence to be submitted to any Governmental Authority that relate to the Products in time sufficient to allow for a reasonable time to comment. Company will consult in advance with, and consider in good faith any comments of, CDC with respect to any filings made or other actions taken, including without limitation any such filings or actions with respect to any changes or modification to labeling for or the indications of the Products.

4.5.2 Regulatory Information. Company shall provide CDC with notice, in a sufficiently timely basis, of notification or other information which it receives (directly or indirectly) from, any Governmental Authority (and providing, as soon as reasonably possible, copies of any associated written requests) or from other persons that (i) may reflect or indicate any concerns regarding the safety or efficacy of a Product, (ii) indicates or suggests a Claim of a third party arising in connection with a Product, or (iii) may lead to a recall or market withdrawal of a Product. Information that shall be disclosed pursuant to this Section 4.5 shall include, but not be limited to:

(a) Inspections by a Governmental Authority of manufacturing, distribution or other related facilities concerning a Product;

(b) Inquiries by a Governmental Authority concerning clinical investigation activities (including without limitation inquiries regarding investigators, clinical monitoring organizations and other related parties) with respect to a Product;

(c) Any communication from a Governmental Authority involving the manufacture, sale, promotion or distribution of a Product, or any other Governmental Authority reviews or inquiries relating to a any event set forth in this Section 4.5;

(d) An initiation of any Governmental Authority investigation, detention, seizure or injunction concerning a Product;

(e) Any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) which would affect a Product in any country; and

(f) Any communication from a potential plaintiff or counsel thereof related to a potential Claim in connection with the Product.

4.6 Reporting and Information Sharing.

4.6.1 Inquiries, Adverse Events. Company shall submit reports of all Adverse Drug Experiences associated with the use of the approved Product(s) and other required safety information (e.g., PSUR’s and annual safety reports) to the FDA and other Governmental Authorities, in accordance with applicable Law. Company shall submit a copy of each such report to CDC in advance of such submission to comment on such reports.

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4.6.2 Recalls and Withdrawals. Company shall immediately notify CDC of any decision to initiate a recall or withdrawal of Product. Any and all costs and expenses of in connection with such recall, market withdrawal or other corrective action shall be borne by Company.

ARTICLE 5

OWNERSHIP AND LICENSE

5.1 Program Data. Company shall timely communicate in full detail and disclose all data, information, reports, results and other work product collected, generated, prepared or derived during the course of, or as a result of, the Development Program (“Program Data”); provided, however, that any such disclosure shall be conducted in a manner and shall be to the extent permitted under applicable Laws in order to protect the privacy of study subjects and confidentiality of study subject data and information. All Program Data shall be the sole and exclusive property of CDC with full right, title, and interest thereto, and shall be treated as the Confidential Information of CDC and in furtherance of the foregoing, Company hereby assigns and transfers to CDC all of its right, title and interest in and to such Program Data.

5.2 Grant of License by Company. Company shall grant, and hereby grants to CDC, a worldwide, royalty free, exclusive right and license, with the right and license to sublicense under the ***** to conduct the ***** (including, without limitation, obtaining an NDA).

5.3 Grant of License by CDC.

5.3.1 License to Program Data During the Development Term. Subject to the terms and conditions of this Agreement, CDC hereby grants to Company during the Development Term a worldwide, exclusive right and license, with the right to sublicense to a Qualified Collaboration Partner pursuant to the terms of this Agreement, to use the ***** to conduct the *****, including, without limitation, the submission of an NDA for the Product.

5.3.2 License to Program Data After Payment of Milestone and Product Approval. CDC hereby grants to Company a worldwide, exclusive right and license, with the right to sublicense, to use the ***** to make, have made, use, have used, import, export, offer to sell, sell and have sold Products; provided, however that such license shall only become effective (and the Company shall only be permitted to exercise its rights under the license) upon: (i) the Company obtaining Approval of the Product by the FDA; and (ii) payment to CDC by Company of the Milestone.

5.3.3 License to Company Intellectual Property. Subject to the terms and conditions of this Agreement, CDC hereby grants to Company a worldwide, exclusive right and sublicense, with the right to further sublicense to a Qualified Collaboration Partner pursuant to the terms of this Agreement, under its rights in the ***** to conduct the ***** on behalf of CDC.

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5.3.4 Sublicenses. In the event Company grants a sublicense of its rights in accordance with the terms of this Agreement, each and every such sublicense shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement, and Company shall be responsible for ensuring that any sub-licensee complies with such terms and conditions.

ARTICLE 6

COMMERCIALIZATION AND FINANCIAL PROVISIONS

6.1 Commercialization Efforts. Company shall use Commercially Reasonable Efforts to market, distribute, sell and otherwise commercialize the Product.

6.2 Marketing Plan Company shall be responsible for developing an annual marketing plan for each Product. Each marketing plan developed by Company shall be prepared in good faith in accordance with Company’s standard practices with the overall objective of achieving the maximum commercial potential of such Product.

6.2.1 Preparation of Initial Marketing Plan. Beginning one year subsequent to the Effective Date, Company will begin preparation of an initial three (3) year marketing plan for the Product for review and approval by the Development Committee, and Company shall complete such marketing plan sufficiently in advance of the commercial launch of the Product for adequate review by the Development Committee, but not later than one year prior to the anticipated date of the commercial launch of the Product. Company shall regularly, but not less than annually, amend and update the marketing plan for submission and approval to CDC.

6.2.2 Contents of Initial Marketing Plan. The initial marketing plan for the Product shall set forth the strategy for the commercial launch of such Product in the US territory in a comprehensive plan that describes the commercialization activities for such Product (including advertising, education, planning, marketing, sales force training and allocation). Each initial draft marketing plan will contain such information as Company believes necessary for the successful commercial launch of such Product in the US territory.

6.2.3 Updates. Company shall provide CDC with quarterly written reports of Company’s commercialization efforts and activities for such quarter and a description of its plans for future commercialization efforts and activities. In addition, Company shall provide such other information, financial or otherwise, CDC may reasonable request relating to the manufacture, marketing, sale or distribution of the Product. After receipt of such reports, CDC shall be entitled to request a meeting with Company to discuss such reports and the Parties shall meet on dates, at times and in locations as agreed upon by the Parties.

6.3 Upfront License Fees. Subject to the satisfaction and/or waiver by CDC of the Commitment Contingency, CDC shall pay to Company within five (5) Business Days after the satisfaction of all conditions set forth in the Commitment Contingency an upfront payment amount of Two Million Dollars ($2,000,000) as partial consideration of the grant of the licenses from Company to CDC (as the “Upfront Amount”) which Upfront Amount shall be used by the Company to pay for Development Costs, less the Transaction Expenses.

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6.4 Development Costs.

6.4.1 Payments by CDC in Respect of Development Costs. Provided a Phase III Clinical Trial has been initiated and patients have been enrolled, and subject to the satisfaction and/or waiver by CDC of the Commitment Contingency, on the tenth (10th) day of each calendar month beginning on February 10, 2006 and terminating on January 10, 2007 (i.e., a maximum of twelve payments, and subject to adjustment for actual dates based upon satisfaction of the Commitment Contingency and adjustments in the number of payments if for Actual Trial Participants fall below 90% of Projected Trial Participants), CDC shall pay to Company an amount equal to Four Hundred Sixteen Thousand Six Hundred Sixty Six and 67/100 Dollars ($416,666.67) (the “Periodic Payments”) which Periodic Payments shall be used by Company to pay for Development Costs.

(a) Commencing at the end of the third full calendar month following the first patient enrollment with respect to such Phase III Clinical Trial (e.g. if the first patient is enrolled on April 15th, then commencing July 31st) within five (5) days of the end of such calendar month and each subsequent month during which a Periodic Payment is due, Company shall deliver to CDC a written notice indicating the actual level of patient recruitment on a cumulative basis participating in such clinical trial as part of the Development Program (the “Actual Trial Participants”). In the event the level of Actual Trial Participants falls below ninety percent (90%) of the projected cumulative level of patient recruitment for such clinical trial (as set forth in the Development Program) (the “Projected Trial Participants”) in any calendar months, then the amount of all future Periodic Payment shall be reduced proportionately from the original $416,666.67 to reflect the shortfall in the level of Actual Trial Participants from the level of Projected Trial Participants (e.g., if the level of Actual Trial Participants is 85% of the Projected Trial Participants, then the monthly Periodic Payment shall be reduced by 15%); provided, however, that in such event, if the Company increases the next month’s participation in excess of 90% of projected enrollment for such month, the subsequent monthly payments shall be increased to an amount equal to the Periodic Payment. The last Periodic Payment shall be increased to an amount such that the aggregate of all Periodic Payments paid to Company hereunder equals Five Million Dollars ($5,000,000).

(b) Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed to by the Parties that in no event shall CDC be obligated to pay Company amounts pursuant to Section 6.3 and this Section 6.4 in excess of the lesser of (i) Seven Million Dollars ($7,000,000), less the Transaction Expenses, or (ii) the actual amount of the Development Costs (the “Development Funding Cap”).

6.4.2 Payments by Company in Respect of Development Costs. Company shall solely liable for, and shall timely pay, any and all Development Costs.

6.4.3 Project Budgets. Following the Effective Date, Company shall, at least thirty (30) days prior to the commencement of each quarter in which Company anticipates incurring Development Costs, prepare and deliver to CDC a statement of Development Costs projected to be incurred by Company during such quarter in accordance with the annual Development Budget applicable to such quarter. Company shall include in such statement an

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adjustment for variances between projected Development Costs included in prior such statements delivered by Company and actual Development Costs incurred by Company in the periods covered by such prior statements. Company shall charge all such expenses so incurred to a separate account created by it on its books and records solely for the purpose of tracking Development Costs, identifying all Development Costs by Product being developed.

6.4.4 Actual Development Cost Reports. Within fifteen (15) days after the end of each month, Company shall prepare a report detailing the actual Development Costs incurred by a Party in such month.

6.4.5 Expense Offset. Subject to the terms of this Agreement, CDC shall be entitled to deduct any and all CDC Development Expenses from the amounts to be paid by CDC to Company for the Commitment.

6.4.6 Termination of Funding by CDC. Notwithstanding anything to the contrary contained herein, CDC shall have the right, in its sole and absolute discretion, to immediately cease the payment of any Upfront Payment and/or Periodic Payment due hereunder in the event of a Development Program Termination or a Funding Termination Event.

6.5 Milestone.

6.5.1 Within sixty (60) days after the Approval by the FDA of the NDA, Company shall pay to CDC an amount equal to the lesser of Seven Million Dollars ($7,000,000) or the Development Funding Cap (the “Milestone”).

6.5.2 Notwithstanding Section 6.5.1 above, in the event that Company receives any “consideration” prior to Approval by the FDA of the NDA in connection with entering into any partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner with respect to the development or commercialization of the Product, then ***** of such “consideration” shall be to paid to CDC within five (5) days after the later of: (i) receipt by Company of such consideration, and (ii) filing of the NDA with the FDA, up to a maximum limit of Seven Million Dollars ($7,000,000), which amount shall offset the Milestone payments due under Section 6.5.1. For purposes hereof, “consideration” shall mean and include any payments received by Company in connection with entering into transaction with a Collaboration Partner, including up-front signing or licensing fees, milestones, loan proceeds, or payments for equity made to Company in connection with entering into such transaction, but excluding any amounts paid by such Qualified Collaboration Partner for equipment or other designated purchases, or for actual products or services rendered or to be rendered by Company to the Collaboration Partner.

6.6 Royalties.

6.6.1 Royalty on Net Sales. Commencing in the calendar year in which the Product is sold, and subject to the adjustments set forth in this Section 6.6, Company will pay to CDC, on a quarterly basis, a royalty on worldwide annual Net Sales of Products as follows:

(a) a ***** royalty (the “First Tier Royalty”) on the first ***** of worldwide annual Net Sales of Products.

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(b) a ***** royalty (the “Second Tier Royalty”) on the worldwide annual Net Sales of Products exceeding the first ***** of worldwide annual Net Sales of Products.

Notwithstanding the foregoing, commencing on the Minimum Royalty Commencement Date, the royalty payments made by Company to CDC pursuant to this Section 6.6.1 in any given calendar quarter shall not be less than ***** and in the event that the aggregate royalty payments in any given calendar quarter as calculated pursuant to Sections 6.6.1(a) and (b) are less than ***** Company shall pay to CDC an amount equal to the difference between ***** and the aggregate royalty payments previously paid to CDC for such calendar quarter (the “Shortfall Amount”), which Shortfall Amount payment shall be made to CDC at the time the royalty payment for such calendar quarter is paid to CDC pursuant to the terms of Section 6.6.2.

6.6.2 Increase of Royalty if Delay in NDA Approval. In the event Approval of the NDA by the FDA is received after *****, the First Tier Royalty and Second Tier Royalty shall be increased by ***** for each thirty (30) day period in which the Product is approved after ***** (and pro rated for any period less than thirty (30) days).

6.6.3 Increase of Royalty Due to Competitive Entry. In the event the first commercial sale of the Product in the United States occurs more than ***** days after the first commercial sale of a Competing Product in the United States, the First Tier Royalty shall be increased by ***** to ***** and the Second Tier Royalty shall be increased by ***** to *****. Such ***** and ***** adjustment shall be incremental to each commercial launch in the United States of a Competing Product that occurs more than ***** days prior to the first commercial sale of the Product in the United States.

6.6.4 Increase in Royalty due to Reduced Selling Price. In the event that the Average Selling Price of a Product in the United States is less than the Average Selling Price of any Competing Product in any calendar year, then commencing January 1 of the following year, the First Tier Royalty and Second Tier Royalty shall be increased by an amount equal to the product of (a) the respective Royalty and (b) a fraction, the numerator of which is the ***** of such Competing Product, and the denominator of which is *****. If there are multiple Competing Products that have an ***** than the Average Selling Price of a Product, then the Competing Product with the ***** shall be used for purposes of this adjustment.

6.6.5 Incremental Adjustments. The adjustments to the royalties set forth in Sections 6.6.2 through 6.6.4 shall be incremental and not in lieu of any such adjustment.

6.6.6 Timing of Payments. All amounts due CDC pursuant to this Section 6.6.6 shall be payable quarterly in arrears (annualizing each quarterly sales to determine whether a First Tier Royalty or Second Tier Royalty is required to be paid) and such payments shall be made by Company to CDC within sixty (60) days after March 31, June 30, September 30 and December 31 of each year. Each quarterly payment shall be accompanied by a written statement of royalties as described in Section 6.6.7.

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6.6.7 Written Statement. Along with each remittance of payments pursuant to Section 6.6.2 to CDC, Company shall include a report covering: (i) the gross sales of all Products sold by Company, its Affiliates and sublicensees, (ii) the Net Sales of all Products sold by Company, its Affiliates and its sublicensees, during the calendar quarter and the detailed calculation of the reconciliation between gross sales and Net Sales showing those items allowed to be deducted from gross sales pursuant to the definition of Net Sales; (iii) the royalties payable in US Dollars with respect to Net Sales; (iv) the exchange rates used in determining the amount of Dollars. If no sales of Products or have been made during any reporting period, Company will provide a statement to this effect to CDC.

6.6.8 Royalty Term. On a country-by-country basis, the royalty obligation of the Company under this Agreement shall expire on the later of: (i) expiration of the last applicable BEMA Technology Patent Right in such country; or (ii) the first full calendar year following the entry of a generic version of the Product in a particular country which has prescriptions written on it that exceed the number of prescriptions written for the Product in the same calendar year and country.

6.7 Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States dollars. The US dollar equivalent of Net Sales incurred in a currency other than U.S. Dollars shall be calculated using the methodology set forth in any license, strategic or collaborative partnership agreement with a third party generating such sales, or otherwise using the average of the spot rate (the “Closing mid-point rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times, or any other publication agreed to by the Parties) prevailing during the calendar quarter of the applicable royalty payment.

6.8 Payments. All payments under this Agreement shall be made on or before the due date by electronic transfer in immediately available funds to the respective account designated in writing by Company at least two (2) Business Days before the payment is due. Company shall notify CDC’s treasurer, or such other CDC representative as CDC’s treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that Company shall make at least two (2) Business Days prior to such transfer. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the lesser of (a) one percent (1%) per month or (b) the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

6.9 Books and Records. Company shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall document all gross sales, Net Sales, authorized expenses incurred or paid and any other costs incurred (including Development Costs) or revenues earned relating to this Agreement and include all information subject to audit pursuant to Section 6.10. All such books and records shall be maintained for three (3) years following the relevant year or such longer period as is required by Law.

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6.10 Audits. These audit and adjustment provisions apply with respect to all payments due or owing pursuant to this Agreement. CDC shall have the right to have the applicable books and records of Company audited under appropriate confidentiality provisions for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. Any such audit shall be conducted no more than once each year, and upon at least twenty (20) Business Days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of Company. The results of any such audit shall be delivered in writing to each Party. Any underpayment or overbilling determined by such audit shall promptly be paid or refunded by Company. If Company has underpaid or overbilled amounts due under this Agreement by more than five percent (5%) over any reporting period, Company shall also reimburse CDC for the cost of such audit (with the cost of the audit to be paid by CDC in all other cases), plus interest in accordance with Section 6.8, from the date of any such underpayment or overpayment.

6.11 Consistent Treatment of Transaction by the Parties. It is the intent of the Parties that, for federal, state and local tax (including sales and use taxes) purposes and commercial and bankruptcy law purposes, that *****. Nevertheless, Company acknowledges and agrees that CDC has not made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of this Agreement, and that Company has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning this Agreement and the accounting, tax, financial and legal consequences of the transactions contemplated herein.

6.12 Non-Compete. During the term of this Agreement, Company agrees that it will not, and will cause its Affiliates to not, develop, manufacture, market or sell a Competing Product throughout the world.

ARTICLE 7

CONFIDENTIAL INFORMATION

7.1 Treatment of Confidential Information. During the term of this Agreement and for five (5) years thereafter, each Party shall maintain Confidential Information (as defined in Section 7.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for employees, agents and advisors under obligations of confidentiality) or use it for any purpose other than in connection with the development, manufacture, marketing, promotion, distribution or sale of the Products as provided in this Agreement or for tax or accounting purposes, and each Party agrees to exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, licensees, auditors or agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information.

7.2 Confidential Information. “Confidential Information” means all trade secrets or other proprietary information, including without limitation any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s technology, products, business or objectives or regarding the Products, which is disclosed by a Party to the

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other Party. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

7.2.1 was known by the receiving Party prior to its date of disclosure to the receiving Party as shown by the receiving Party’s written records; or

7.2.2 either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party, with no obligation of confidentiality, by third parties not in violation of any obligation to the other Party; or

7.2.3 either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

7.2.4 is independently developed by or for the receiving Party without reference to, reliance upon or benefit of the Confidential Information as demonstrated by contemporaneous written records of the receiving Party; or

7.2.5 is required to be disclosed by the receiving Party to comply with applicable securities and other Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party provides prior notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

7.3 Confidentiality of this Agreement. The material financial terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 7.

7.4 Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, or the US Federal Trade Commission, in accordance with applicable Laws, such Party shall inform the other Party thereof. Should either Party be required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall agree in advance on which provisions of this Agreement they will request confidential treatment of. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

7.5 Press Releases and Other Disclosures. No press release or other public announcement concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the other Party. Once any public announcement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted announcement or disclosure. Notwithstanding the foregoing provisions of this Article

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7, Company may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by Company, by applicable Law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality to auditors, legal counsel and investment bankers in connection with exploring the issuance of securities in a public transaction; provided, however, that before making any such disclosure, prior written notice is given to CDC together with a description of the disclosure that is intended to be made and the party or parties to whom such disclosure shall be made. Notwithstanding the foregoing provisions of this Section Article 7, CDC may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the CDC, by applicable Law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, auditors, advisors, contractors and investors and to potential agents, auditors, advisors, contractors and investors in connection with such CDC’s activities hereunder and in connection with such Party’s financing activities.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations and Warranties. Company and CDC each represents and warrants that:

8.1.1 Such Party (a) is duly organized, validly existing, and in good standing under the Laws of its incorporation; (b) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (e) is in compliance with its charter documents;

8.1.2 The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party; (d) will not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound;

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8.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies; and

8.1.4 All of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring assignment to such Party of all inventions made by such individuals during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party’s Confidential Information, as well as the Confidential Information of Persons doing business with such Party that such individuals may receive during the course of and as the result of their association with such Party, to the extent required to support such Party’s obligations under this Agreement.

8.2 Company’s Representations. Company hereby represents, warrants and covenants as follows:

8.2.1 There is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of Company, threatened, that would have a material adverse effect on the ability of Company to carry out its obligations under this Agreement; and

8.2.2 Company has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to CDC under Article 5 hereof;

8.2.3 Company has not previously granted and will not grant any rights inconsistent with the rights and licenses granted herein;

8.2.4 as of the Effective Date, Company has provided to CDC all requested documents in its files for, as well as all other information, to its knowledge, that is material to, the Company Intellectual Property, the Compound, Product and the BEMA Technology, including without limitation, any information that relates to the patentability or validity of the Company Patent Rights;

8.2.5 to the best of Company’s knowledge, as of the Effective Date, the Company Patent Rights are valid and enforceable, and there are no Patent Rights or similar intellectual property rights of a third party that the manufacture, use or sale of Product would infringe;

8.2.6 as of the Effective Date, Company holds good title to and is the legal and beneficial owner of the Company Patent Rights, free and clear of all liens, security interests, charges and other encumbrances of any kind (other than unilateral creditor filings with respect to which this representation shall be made to the best of Company’s knowledge), and no third party has any right, title or interest in the Company Patent Rights;

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treatment are being requested are denoted with “*****”.

8.2.7 as of the Effective Date, there are no pending claims, judgments or settlements against or owed by Company pending with respect to the Company Intellectual Property, and, Company has not received written notice of any threatened claims or litigation seeking to invalidate the Company Patent Rights. During the term of this Agreement, Company shall promptly notify CDC in writing upon learning of any such actual or threatened claim, judgment or settlement;

8.2.8 as of the Effective Date, there are no inquiries, actions or other proceedings pending before or, to the best of Company’s knowledge, threatened by any Governmental Authority or other government agency with respect to Product or any facility where Product is manufactured, and Company has not received written notice threatening any such inquiry, action or other proceeding. As of the Effective Date, there are no investigations pending before or, to the best of Company’s knowledge, threatened by any Governmental Authority or other government agency with respect to Product or any facility where Product is manufactured, and Company has not received written notice threatening any such investigation. During the term of this Agreement, Company shall promptly notify CDC in writing upon learning of any such actual or threatened investigation, inquiry or proceeding;

8.2.9 to the best of Company’s knowledge, the making, using or selling of Product would not infringe the Patent Rights of any third party, and Company has no knowledge that any third party is infringing any of the Company Patent Rights;

8.2.10 as of the Effective Date, the development and manufacture of Product has been conducted by Company and its Affiliates and subcontractors in compliance in all material respects with all applicable Laws and, as of the Effective Date, neither Company nor its Affiliates nor subcontractors have received any notice in writing, or otherwise has knowledge of any facts, which have, or reasonably should have, led Company to believe that any of the INDs relating to Product are not currently in good standing with, the FDA;

8.2.11 Company has conducted all aspects of its drug research and development activities relating to the Compound and/or Product and/or BEMA Technology in compliance with all applicable Laws, including, but not limited to, the provisions of the Act, including the regulations issued thereunder, and applicable cGMPs as they relate to processing or preparation of clinical trial materials. To the Company’s knowledge, it is not the subject of any investigation by a Governmental Authority, nor has any investigation, prosecution, or other enforcement action been threatened by a Governmental Authority. The Company has not received from a Governmental Authority any letter or other document asserting that the Company has violated any statute or regulation enforced by such agency;

8.2.12 To the Company’s knowledge, research involving human subjects conducted by or for the Company has (i) been conducted in compliance with all applicable federal, state, and foreign statutes and regulations governing the protection of human subjects and (ii) not involved any investigator who has been disqualified as a clinical investigator by the FDA or any other agency or has been found by any agency with jurisdiction to have engaged in scientific misconduct. The Company has conducted its clinical investigations in accordance with relevant study protocols and Institutional Review Board approvals and requirements, if

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

applicable, has properly supervised use of the treatment drugs throughout the course of all studies, and has ensured that informed patient consent is obtained where appropriate, consistent with the applicable requirements of 21 C.F.R. Part 50 and any state law requirements;

8.2.13 The Company has provided complete and accurate information concerning costs and expenses of its clinical trials in connection with any claims for federal, state, or private third party reimbursement associated with such clinical trials;

8.2.14 Company has never been and is not currently debarred by the FDA pursuant to 21 U.S.C. §335(a) or (b) (“Debarred Entity”) and Company agrees that it will not obtain advice or assistance from any individual debarred pursuant to 21 U.S.C. §335(a) or (b) Company has no knowledge of any circumstances that may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, it or any person or entity with which it is associated or that provides services to Company, and Company will immediately notify CDC if it becomes aware of any such circumstances during the term of this Agreement;

8.2.15 Company has, up to and including the Effective Date, endeavored in good faith to furnish CDC with all material information concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of Products or any other information received from or provided to a Governmental Authority with respect to the Products;

8.2.16 The Atrix License and each other agreement with a third party under which either (a) rights with respect to the Company Intellectual Property or other assets are or have been assigned, pledged or otherwise granted a lien under, or licensed or sublicensed to or from Company, (b) activities with respect to the Compound and/or Product and/or BEMA Technology are or have been performed, or (c) which restrict or otherwise materially effect the Product or the Compound (collectively the “Company Agreements”) are in full force and effect, and no party (including Company) to those Company Agreements is in breach or default thereunder. Company has provided a true and complete copy of each Company Agreement to CDC. Company shall devote commercially reasonable best efforts to maintain in full force and effect and to fully perform its obligations thereunder and to keep CDC fully informed of any material development pertaining thereto that would have an adverse effect on CDC’s rights under this Agreement. Company shall not, without the prior written approval of CDC: (i) amend any provision of an Company Agreement that would have an adverse effect on CDC’s rights under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part any Company Agreement.

8.2.17 The Warrant being issued to CDC has been duly authorized, and the shares of common stock to be issued upon exercise of the Warrant will, upon issuance pursuant to the terms thereof, be duly authorized and validly issued, fully paid and nonassessable

8.2.18 Company has the lawful right and license, pursuant to the Atrix License, to use the BEMA Technology, including, without limitation, in connection with the development, manufacture, marketing, distribution, sale and commercialization of the Product.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

8.2.19 On or prior to the Effective Date, to the extent not owned by Subsidiary as of the Effective Date, BioDelivery shall assign, convey and transfer all assets related to the Product to Subsidiary. During the term of this Agreement, all rights, licenses and assets related to the Product shall continue to be held, owned or licensed to Subsidiary.

8.3 CDC’s Representations. CDC hereby represents and warrants that there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of CDC, threatened, that would have a material adverse effect on the ability of CDC to carry out its obligations under this Agreement.

8.4 Covenants of CDC. Subject to Section 11.9, during the term of this Agreement, CDC, without the prior written consent of Company, such consent not to be unreasonably withheld, shall not sell, license, encumber or otherwise transfer to a third party any of CDC’s assets related to Company, Product or the Program Data.

8.5 Covenants of Company.

8.5.1 Except with respect to sublicenses granted by Company in accordance with the provisions of this Agreement, during the term of this Agreement, Company, without the prior written consent of CDC, shall not sell, license, encumber or otherwise transfer to a third party any of the Company Intellectual Property, the NDA for the Product, or Company’s ownership or other proprietary rights in the Product, or otherwise grant any third party any rights to market, sell, develop or otherwise commercialize the Product.

8.5.2 During the period commencing on the date of this Agreement and continuing until Approval of the NDA, Company shall not, without the prior written consent of CDC, which consent shall not be unreasonably withheld, make capital expenditures, purchase any assets, enter into any in-licensing arrangement or enter into any leasing arrangement involving payments in excess of one million dollars ($1,000,000) in any calendar year; provided, however, that if the Company receives net proceeds of more than four million dollars ($4,000,000) in connection with the issuance and sale of its securities or the funding of any of its development programs, following the date hereof, then the Company shall be permitted to make additional expenditures in excess in excess of one million dollars for any particular calendar year in an amount equal to the net proceeds or funding raised in excess of four million dollars ($4,000,000).

8.6 Legal Opinion. At the Effective Date, Company shall cause to be delivered to CDC a legal opinion from counsel to the Company, in a form reasonably satisfactory to CDC.

8.7 Accounting. The Company shall account for the transactions contemplated herein as a ******** transaction.

ARTICLE 9

Indemnification

9.1 Indemnification by Company. Company agrees to defend CDC and its Affiliates at Company’s cost and expense, and will indemnify and hold CDC and its Affiliates and their

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respective directors, officers, employees and agents, including, without limitation, CDC’s representatives on the Development Committee (the “CDC Indemnified Parties”) harmless from and against all Claims of third parties, and all associated Losses, based on or relating to (i) any breach by Company of any of its representations, warranties or obligations pursuant to this Agreement, (ii) Company’s negligence or misconduct in performing any of its obligations under this Agreement, or (iii) the development (including, without limitation, CDC’s participation in the Development Program and representation on the Development Committee), manufacture, use, sale or other disposition of Compound and/or Product and/or BEMA Technology; provided, however, that Company shall not be responsible for the indemnification or defense of any CDC Indemnified Party arising from any gross negligence or willful misconduct by any CDC Indemnified Party.

9.2 Procedure for Indemnification.

9.2.1 Notice. CDC will notify promptly Company if it becomes aware of a Claim (actual or potential) by any third party (a “Third Party Claim”) for which indemnification may be sought by CDC and will give such information with respect thereto as Company shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which a CDC Indemnified Party may seek an indemnity under Section 9.1, the CDC Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify Company orally and in writing and Company and CDC Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. Company shall not be obligated to indemnify the CDC Indemnified Party to the extent any admission or statement made by the CDC Indemnified Party or any failure by such CDC Indemnified Party to notify Company of the claim materially prejudices the defense of such claim.

9.2.2 Defense of Claim. If Company elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided (i) it gives notice to the CDC Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the CDC Indemnified Party of the potentially indemnifiable Third Party Claim; (ii) the defense of such Third Party Claim by Company will not, in the reasonable judgment of the CDC Indemnified Party, have an adverse effect on the CDC Indemnified Party; (iii) Company has sufficient financial resources, in the reasonable judgment of the CDC Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iv) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (v) Company expressly agrees in writing that as between Company and the CDC Indemnified Party, Company may only satisfy and discharge the Third Party Claim in accordance with the provisions set forth in this Agreement (the conditions set forth in clauses (i) through (v) are collectively referred to as the “Litigation Conditions”); and provided further, that Company expressly agrees Company shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim. Subject to compliance with the Litigation Conditions, Company shall retain counsel reasonably acceptable to the CDC Indemnified Party (such acceptance not to be unreasonably withheld) to represent the CDC Indemnified Party and shall pay the fees and expenses of such counsel related to such

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

proceeding. In any such proceeding, the CDC Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the CDC Indemnified Party. The CDC Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of Company which consent shall not be unreasonably withheld. The CDC Indemnified Party shall, if requested by Company, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by Company at the sole cost and expense of Company. Company shall not, without the written consent of the CDC Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of, or the entry of any judgment arising from, any pending or threatened proceeding in which the CDC Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the CDC Indemnified Party, which (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the CDC Indemnified Party a complete release from all liability in respect of such claims that are the subject matter of such proceeding, or (2) grants any injunctive or equitable relief, or (3) may reasonably be expected to have an adverse effect on the business of the CDC Indemnified Party. If the Litigation Conditions are not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense. In the event that at any time (A) the Litigation Conditions cease to be met or (B) Company fails to take reasonable steps necessary to defend diligently such Third Party Claim, the CDC Indemnified Party may assume its own defense, and Company shall be liable for all reasonable costs or expenses paid or incurred by the CDC Indemnified Party in connection with such defense.

9.3 Assumption of Defense. Notwithstanding anything to the contrary contained herein, a CDC Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the CDC Indemnified Party, upon written notice to Company pursuant to this Section 9.3, in which case Company shall be relieved of liability under Section 9.1, as applicable, solely for such Third Party Claim and related Losses.

9.4 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

9.5 Insurance. Company agrees to maintain insurance coverage or self-insure in commercially reasonable amounts for compensation for subjects sustaining any injury resulting from enrollment in the clinical trials conducted under the Development Program and use of the Product.

9.6 Third Party Indemnification. In the event that Company receives compensation from a third party to compensate Company for lost Net Sales of the Product, Company shall pay CDC a royalty calculated in accordance with the applicable royalty rate provided under

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “*****”.

Section 6.6 multiplied by the amount of the compensation received from such third party to compensate Company for the lost Net Sales, less the expenses incurred by Company in connection with the enforcement of its Claims.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in force until terminated as provided herein.

10.2 Termination for Breach. A non-breaching Party may terminate this Agreement by notice to the other Party if the breaching Party is in default of any of its obligations hereunder, which default or defaults, in the aggregate, are material with respect to the transactions contemplated by this Agreement and (if susceptible of cure) fails to remedy such default(s) within thirty (30) days after notice thereof by the non-breaching Party in the case of payment default(s) or sixty (60) days after notice thereof by the non-breaching Party in the case of all other default(s), such notice in either case specifying in reasonable detail the nature of such default(s); provided that in no event shall Company be entitled to terminate this Agreement after CDC has paid the Commitment.

10.3 Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised within sixty (60) days following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party, by giving the terminated Party written notice, if such petition or proceeding is not dismissed within such sixty (60) day period; provided that in no event shall Company be entitled to terminate this Agreement after CDC has paid the Commitment.

10.4 CDC’s Right to Terminate for Discontinuance of the Development Program or Funding Termination Event; Unsatisfied Commitment Contingency; Other Events.

10.4.1 Company shall immediately (but in no event later than two (2) Business Days after occurrence of a Development Program Termination) provide to CDC written notice in the event Company decides to discontinue the Development Program; provided, however that Company shall be deemed to have provided such notice if, in the reasonable opinion of CDC, Company is no longer actively engaged in the development of Product (a “Development Program Termination”). If Company provides, or is deemed to have provided, notice of a Development Program Termination, CDC shall have the right, at any time, to terminate this Agreement upon thirty (30) days’ written notice.

10.4.2 Company shall immediately (but in no event later than two (2) Business Days after occurrence of a Funding Termination Event) provide to CDC written notice of any

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

Funding Termination Event; provided, however that Company shall be deemed to have provided such notice if, in the reasonable opinion of CDC, a Funding Termination Event has occurred. If Company provides, or is deemed to have provided, notice of a Funding Termination Event, CDC shall have the right, at any time, to terminate this Agreement upon thirty (30) days’ written notice.

10.4.3 CDC shall have the right to terminate this Agreement at any time on or after February 28, 2007 immediately upon written notice if the Commitment Contingency has not been satisfied by February 28, 2007.

10.4.4 CDC shall have the right to terminate this Agreement at any time after: (i) Company is in default under any agreement, document or instrument relating to any indebtedness in excess of $1,000,000, and the holder of such indebtedness has accelerated or otherwise demand payment for such indebtedness, which default is not waived or cured during any applicable cure period set forth in any agreement or instrument underlying such indebtedness; (ii) a money judgement, writ of attachment or similar process if filed against the Company or its assets in excess of $500,000, whether individually or in the aggregate, which such judgment, attachment or similar process is not stayed or otherwise unsatisfied for a period of sixty (60) days.

10.4.5 CDC shall have the right to terminate this Agreement at any time following a breach or alleged breach by the Company of the Atrix License.

10.5 Effect of Termination by CDC. Except as set forth in Section 10.7, in the event that this Agreement is terminated by CDC pursuant to Sections 10.2, 10.3 or 10.4 (other than a termination under Section 10.4.3, in which case only 10.5.8 shall apply), the following shall occur:

10.5.1 Return of Materials. Company shall, at its sole expense, promptly transfer to CDC copies of all data, reports, records and materials in its possession or control that relate to the Product and return to CDC, or destroy at CDC’s request, all relevant records and materials in its possession or control containing Confidential Information of CDC (provided that Company may keep one copy of such Confidential Information of CDC for archival purposes only);

10.5.2 Transfer of Regulatory Filings and Company Know-How. Company shall, at its sole expense, transfer to CDC, or shall cause its designee(s) to transfer to CDC, ownership of all regulatory filings made or filed for Product, including, without limitation, any and all NDAs and related to the Product. Company shall transfer to CDC the physical embodiment of Company Know-How;

10.5.3 License Rights. Company shall grant to CDC an exclusive (even as to Company and its Affiliates) worldwide right and license, with the right to sublicense, under the Company Intellectual Property to make, have made, develop, manufacture, use, sell, offer for sale, and have sold Compound and/or Product on an exclusive, royalty-free basis (subject to the terms and conditions and payment obligations under the Atrix License); provided, however that no assignment, license or transfer to CDC under this Section 10.5.3 shall be required of the

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Company with respect to intellectual property or related assets to the extent that Atrix has terminated the right of the Company to such intellectual property or related assets. Any licenses granted by CDC to Company hereunder shall terminate, including, without limitation, licenses and rights to the Program Data, and Company shall have no further rights to use or reference in any way such Program Data;

10.5.4 Assignment of Rights in the Trademark and Promotional Material. To the extent there are any trademarks or promotional materials associated with the Product, Company shall, at its own expense, assign to CDC any rights it may have in such trademark and/or promotional materials, and the trademark and rights in the promotional materials shall be owned by CDC;

10.5.5 Manufacturing. For Product then being manufactured by or on behalf of Company, if any, the Parties shall, at CDC’s sole discretion, (a) negotiate, in good faith, a supply agreement for Product on commercially reasonable terms, or (b) transfer any required technology to CDC or its designee to enable CDC or such designee to manufacture Product; provided that, in any event, Company shall ensure, for up to two (2) years, that CDC has a continuous and uninterrupted supply of Product until such supply agreement or transition is accomplished;

10.5.6 Clinical Supplies. Company shall transfer to CDC all clinical supplies of Product in Company’s inventory;

10.5.7 Transition During Notice Period. During the notice periods required pursuant to Sections 10.2, 10.3 or 10.4, Company shall be obligated to maintain its Commercially Reasonable Efforts to develop and undertake all reasonable efforts to transition any such activities to CDC to enable CDC to continue the development of Product after such applicable notice period. Additionally, Company shall make its personnel available to CDC to answer any questions regarding Product or the clinical trials and to otherwise assist with the transition; and

10.5.8 No Further Payments. CDC shall have no further obligations to pay any amounts to Company pursuant to Article 6.

10.6 Effect of Termination for CDC’s Breach or Insolvency. In the event that this Agreement is terminated by Company pursuant to Sections 10.2 or 10.3 prior to CDC paying the Commitment, the following shall occur:

10.6.1 Return of Materials. CDC shall, at its sole expense, promptly transfer to Company copies of all data, reports, records and materials in its possession or control that relate to Product and return to Company, or destroy at Company’s request, all relevant records and materials in its possession or control containing Confidential Information of Company (provided that CDC may keep one copy of such Confidential Information of Company for archival purposes only);

10.6.2 Transfer and Assignment of Program Data. CDC shall, at its sole expense, transfer to Company, or shall cause its designee(s) to transfer to Company, ownership of all Program Data; and

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treatment are being requested are denoted with “*****”.

10.6.3 License Rights. All licenses granted by Company to CDC under this Agreement shall be terminated.

10.6.4 No Further Payments. CDC shall have no further obligations to pay any amounts to Company pursuant to Article 6.

10.7 Termination in the Event That Company Continues Development Program. In the event that this Agreement is terminated by CDC pursuant to Sections 10.4.2 or 10.4.4, and the Company provides written notice to CDC (the “Continuation Notice”) that it intends to continue the Development Program within ten (10) days after CDC provides notice to terminate, then to the extent: (i) the Company repays to CDC any and all Upfront Payments and Periodic Payments made by CDC, together with any and all other costs and expenses owed by Company to CDC under this Agreement within thirty (30) days after delivery of the Continuation Notice; and (ii) within thirty (30) days after delivery of the Continuation Notice, Company acknowledges in writing, in form and substance to be satisfactory to CDC, to continue to pay all royalties and otherwise comply with the provisions of Sections 6.6. 6.7, 6.8, 6.9 and 6.10 contained herein (provided, however, that the royalty obligation shall be prorated and the amounts due shall be based upon the royalty rates set forth in Sections 6.6.1 (a) and 6.6.1 (b) multiplied by the fraction calculated as follows: the numerator shall be the aggregate Upfront Payment and Periodic Payments advanced CDC to Company and the denominator shall be $7,000,000), then the provisions of Sections 10.5.1 through 10.5.7 shall not apply.

10.8 Accrued Rights; Surviving Obligations. Notwithstanding any termination or expiration of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination or expiration, including without limitation payment obligations accrued prior to such termination. The following provisions will survive termination or expiration of this Agreement: Section 6.9, Section 6.10, Article 7, Section 8.1, Section 8.2, Section 8.3, Section 8.6, Article 9, Section 10.5, Section 10.6, this Section 10.8 and Article 11. Upon any termination or expiration of this Agreement each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of such other Party.

ARTICLE 11

MISCELLANEOUS

11.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

11.2 Dispute Resolution.

11.2.1 Dispute Resolution Process. The Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of this Agreement. Therefore, the Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis that takes into account the precise subject and nature of the dispute. If the Parties have a dispute or claim arising under this Agreement, the matter shall be referred to the Development

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Committee. If the Development Committee cannot readily resolve such matter within fifteen (15) days after such matter has been referred to the Development Committee, then the matter shall be referred to the senior officers or their designees for review and an attempted resolution. The officers shall confer and attempt to reach a mutual resolution of the issue.

11.2.2 Agreement to Settle Disputes by Arbitration. If the dispute cannot be resolved by the Parties’ respective senior officers (or their designees) pursuant Section 11.2.1 within fifteen (15) days after the dispute has been so referred, then, at the request through notice of either Company or CDC, any controversy or claim arising between the Parties and related to or arising out of the construction, interpretation, or enforcement of any term or condition of this Agreement or any transaction hereunder (including the decision to enter into this Agreement), shall be submitted to arbitration. Such arbitration shall be conducted in New York, New York, and in either case shall be conducted in accordance with the applicable Rules of the American Arbitration Association in effect on the date of such controversy or claim.

11.2.3 Appointment of Arbitrators. Within thirty (30) days after the delivery pursuant to Section 11.2.2 of a notice of request for arbitration, Company and CDC shall each appoint one independent person as an arbitrator to hear and determine the dispute. The two persons so chosen shall by agreement select a third, impartial arbitrator, which selection shall be final and conclusive upon both Parties. Each arbitrator shall be experienced in international and domestic manufacturing and distribution of products similar to Product. If either Party fails to designate its arbitrator within sixty (60) days after the notice of arbitration is received, then the arbitrator designated by the one Party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the dispute.

11.2.4 Arbitrators’ Powers. The arbitrators shall have all the powers of a State or Federal Court located at the site of the arbitration, including the power to order specific enforcement of this Agreement and to order the production of relevant and non-privileged documents by one Party for inspection and duplication by the other Party prior to the arbitration hearing; provided that notwithstanding the foregoing, the arbitrators shall be bound by this Agreement with regard to the restriction on consequential, incidental, and punitive damages as set forth in this Agreement.

11.2.5 Discovery. The arbitrators prior to the hearing shall grant discovery pursuant to the intendment of the Federal Rules of Civil Procedure, and as the arbitrators determine to be appropriate under the circumstances.

11.2.6 Protective Order. In the event of arbitration and at the request of either Company or CDC, in order to protect Confidential Information and any other matter that either Party would normally not reveal to third parties, the arbitrators shall enter a protective order in such form as the Parties shall stipulate or as the arbitrators shall determine is suitable. Among other things, the protective order shall stipulate that the arbitrators themselves shall receive any information designated by either Party as “confidential” solely for purposes of assessing the facts and law for purposes of the arbitration, and shall not otherwise use or disclose such matter. At the request of either Party, the protective order shall be entered as an award of the arbitration panel and shall enable either Party to obtain the assistance of a court of competent jurisdiction to enter equitable decrees or other relief to enforce the provisions of the order as if it had been entered by that court.

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11.2.7 Effect of Decision. The decision of the arbitrators shall state the reason for the award and shall be final, binding and conclusive upon the Parties. The Parties shall comply with such decision in good faith as if it were a final decision of a court. Judgment upon the award shall be entered in any court of competent jurisdiction. Any award made in connection with any arbitration shall be made in United States Dollars.

11.2.8 Rights of Third Parties. Notwithstanding the agreement to arbitrate any dispute between Company and CDC, in the event that a controversy or claim between Company and CDC involves an adjudication of the rights of a third party, and that third party does not agree to submit to arbitration and would under Rule 19(a) of the Federal Rules of Civil Procedure, if feasible, be joined as an indispensable party, then the dispute shall be brought to, and determined by, a court of the competent jurisdiction.

11.2.9 Interim Relief. Upon the application of either Party to this Agreement, regardless of whether the time periods have been exhausted in Section 11.2.1 and 11.2.2 and whether or not an arbitration, mediation or attempt to settle amicably has yet been initiated, all courts having jurisdiction over one or more of the Parties are authorized to: (a) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (b) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

11.3 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

11.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

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Notices to Company shall be addressed to:

BioDelivery Sciences International, Inc.
2501 Aerial Center Parkway, Suite 205
Morrisville, NC 27560
Facsimile: 919-653-5161
Attention: Mark A. Sirgo, Pharm.D.

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attention: Larry E. Robbins

Notices to CDC shall be addressed to:

Clinical Development Capital LLC
47 Hulfish Street, Suite 310
Princeton, NJ 08542
Facsimile: 609-683-5787
Attention: Chief Financial Officer, and David R. Ramsay

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Facsimile: 609.919.6701
Attention: Denis Segota, Esq.

Either Party may change its address by giving notice to the other Party in the manner provided above.

11.5 Entire Agreement. This Agreement (including Schedules) and the Warrant contains the complete understanding of the Parties with respect to the subject matter herein and supersedes all prior understandings and writings relating to such subject matter. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Company and CDC.

11.6 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

11.7 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

11.8 Expenses. Subject to the limitations contained in this Agreement, the Company shall pay, and save CDC harmless from all liability for the payment of: (i) Transaction Expenses (which amount shall be deducted from the Upfront Fee); (ii) all costs and other expenses incurred in connection with the Company’s performance of, and compliance with the terms and conditions of this Agreement, and the documents entered into in connection herewith and any and all amendments thereto; and (iii) all costs incurred by CDC in enforcing its rights hereunder.

11.9 Assignment. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations hereunder (including, without limitation, with respect to the Development Program) or to Product may be assigned by either Party without the prior consent of the other Party, such consent not to be unreasonably withheld; provided, however, that: (i) either Party may assign this Agreement upon a Change of Control of such Party without the consent of the other Party; and (ii) CDC may provide a security interest in CDC’s interest in Product, Program Data and/or Company Intellectual Property to its lenders and may, subject to the terms and conditions of this Agreement, assign this Agreement, whether in whole or in part, in connection with the sale or other transfer of its right to receive payments under this Agreement without any further required consent. Any attempted assignment in violation hereof shall be void.

11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including without limitation, any successor or assignee of the Company Intellectual Property, who shall be bound by the obligations of Company in this Agreement.

11.11 Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

11.12 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either Party. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

11.13 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

[SIGNATURE PAGE FOLLOWS]

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and COO

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President

CLINICAL DEVELOPMENT CAPITAL LLC

By:	/s/ David R. Ramsay
Name:	David R. Ramsay
Title:	Authorized Signatory